Second Amendment
to
Amended and Restated Bylaws
of
Prime Group Realty Trust

     Pursuant to a duly adopted resolution of the Board of Trustees of Prime Group Realty Trust, a Maryland real estate investment trust (the “Trust”) (and the approval of the Trust’s sole common shareholder with respect to the amendments set forth below to Sections 3.15 and 9.7 of the Trust’s Amended and Restated Bylaws (the “Bylaws”)), the Bylaws were amended as of July 1, 2005 as follows:

     1. By substituting the following for Section 1.2 of the Bylaws:

Principal Office. The Trust also has a principal office located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601, telephone number 312/917-1300.

     2. By substituting the following for Section 3.4 of the Bylaws:

Notice. Notice of any special meeting shall be given by written notice delivered personally, transmitted by facsimile, telegraphed or mailed to each Trustee at his or her business or residence address or by telephone, facsimile transmission, interactive technology, including by not limited to electronic transmission, electronic mail, Internet usage or remote communication, or as otherwise may be permitted in accordance with these Bylaws. Personally delivered, facsimile transmitted or telegraphed notices shall be given at least two (2) days prior to the meeting. Telephone or interactive technology notices shall be given at least twenty-four (24) hours prior to the meeting. Notice by mail shall be given at least five (5) days prior to the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. If given by telegram, such notice shall be deemed to be given when the telegram is delivered to the telegraph company. Telephone notice shall be deemed given when the Trustee is personally given notice in a telephone call to which such Trustee personally is a party. Facsimile transmission shall be deemed given upon receipt by the sender of confirmation indicating receipt of the transaction. Interactive technology notices shall be deemed given upon delivery by the sender if delivered to the electronic address provided by the Trustee and on file with the Secretary. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Trustees need be stated in the notice, unless specifically required by statute or these Bylaws.

     3. By substituting the following for Section 3.9 of the Bylaws:

Vacancies. If for any reason any or all of the Trustees cease to be Trustees, such event shall not terminate the Trust or affect these Bylaws or the powers of the remaining Trustees hereunder (even if fewer than two Trustees remain). Any vacancy (including a vacancy created by an increase in the number of Trustees) shall be filled, at any regular meeting or at any special meeting called for that purpose, by the affirmative vote of a majority of all votes entitled to be cast at a meeting of shareholders duly called, subject to the rights granted pursuant to Section 3.3.8 of the Declaration of Trust. Any individual so elected as Trustee shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualifies.

     4. By substituting the following for Section 3.15 of the Bylaws:

Number. The number of Trustees of the Trust shall be seven (7). Each Trustee shall hold office until the next succeeding annual meeting of shareholders and until his or her successor is duly elected and qualifies. At any regular meeting or at any special meeting called for that purpose, by the affirmative vote of a majority of all votes entitled to be cast at a meeting of shareholders duly called, the number of Trustees may be increased or decreased; provided, that the number thereof shall not be fewer than three (3) nor more than thirteen (13); provided further, that the tenure of office of a Trustee shall not be affected by any decrease in the number of Trustees; and provided further, that any limitation on the number of Trustees contained herein shall be subject to the rights granted pursuant to Section 3.3.8 of the Declaration of Trust.

     5. By substituting the following for Section 9.7 of the Bylaws:

Amendment of Bylaws. The common shareholders, by affirmative vote of a majority of all votes entitled to be cast, shall have the exclusive power to amend or repeal any provision of these Bylaws and to adopt new Bylaws. All references in these Bylaws to the Declaration of Trust shall be deemed to include any amendments thereto.